Exhibit 99.1

Q4 | 2021     Earnings Release

We believe we are on the precipice of a sea change in the way education is going to be delivered, with the macro challenges institutions are facing, coupled with the wider availability of technology- enabled resources, all leading to what we are calling the Great Unbundling of Education— and we believe Nerdy is well-positioned as we enter this new era of Unlimited Learning to provide the solutions and support to Learners and our nation’s schools when they need it most. CHUCK COHN Founder, Chairman & CEO I’d like to challenge all of our district leaders to set a goal of giving every child that fell behind during the pandemic at least 30 minutes per day, three days a week, with a well-trained tutor who is providing that child with consistent, intensive support. We cannot expect classroom teachers to do it all themselves. Districts have American Rescue Plan funds available to them today to invest in these efforts. MIGUEL CARRDONA United States Secretary of Education

A Note to Our Shareholders 2021 was a transformational year for Nerdy. We completed our business combination with TPG Pace Tech Opportunities during the third quarter, listing on the New York Stock Exchange and capitalizing the company for growth, with no debt and $144 million of cash on the balance sheet as of December 31, which is more than sufficient capital to fund our business to profitability and to pursue targeted M&A. Our direct- to-consumer business experienced strong demand during the year, experiencing growth across all of our customer audiences—K8, high school, college/graduate, and professional/adult—as we strategically invested in product and customer experience enhancements focused on our existing audiences and expanded our reach with new audiences by investing in and adapting products and formats for the specific needs of those Learners and Experts. We also built our enterprise sales go-to-market strategy making investments in our sales, proposals, and contracting, Expert supply, and new product development capabilities to support the launch of our institutional strategy with the announcement of Varsity Tutors for Schools. We continue to believe that the combination of our unique platform, product offerings, and ability to deliver high-quality live learning at scale, personalized to each Learner, positions us to succeed as the education landscape rapidly evolves. Continued Momentum in Direct-to-Consumer Business We are experiencing strong demand and engagement for our products and continue to see robust opportunities for growth in our direct-to-consumer business across multiple audiences in 2022 and the years ahead. We delivered annual growth of 46% year-over-year in Active Learners and 73% growth in Online Sessions. We saw increased engagement from our ~17,000 Active Experts as well, with paid sessions per Active Expert in 2021 increasing 19% versus the prior year. Factors fueling the strong consumer demand and engagement include the increased adoption and appeal of online learning due to its ability to deliver high quality, more convenient, and less expensive solutions; our platform- based approach to growth allowing us to personalize experiences to each audience segment and Learner; the “GPA War” stemming from the shift to test optional college admissions processes to letter grades becoming an increasingly important way for students to differentiate themselves to admissions offices; heightened parental involvement in and ownership of their children’s education; and increased personal accountability for learning outcomes across all customer segments. The secular shift from offline to online learning is in the early innings. Market research estimates the consumer market for supplemental learning in the United States will grow at a 30% CAGR over the coming years, reaching upwards of $75 billion by 2025—offering significant opportunity for meaningful growth in the years ahead—especially as online learning continues to take a larger share of this market. Executing on Institutional Opportunity In August 2021 we launched our institutional business with the introduction of Varsity Tutors for Schools, which leverages and builds on our existing platform capabilities to offer education institutions the ability to deploy the company’s solutions across large groups of students. We are excited about this effort and believe that over time it can be as big or bigger than our direct-to- consumer efforts. We signed our 100th contract with school districts during February 2022—an important, early milestone—but one that represents only scratching the surface of the scale of opportunity we see across the more than 14,000 school districts within the United States. The COVID crisis has challenged schools in unprecedented and unforeseen ways, causing school administrators and educators to rethink historical norms of how they operate and has shaken loose historical operating conventions. It has caused administrators to consider new ways live instruction can be delivered to best meet students’ needs. There is a new receptivity to utilizing third-party solutions and leveraging technology in ways that had never before been seriously contemplated. We call the trend of schools leveraging third-party technology that allows for learning to be delivered outside of the traditional in-person classroom the “Great Unbundling of Education” and the trend of schools augmenting traditional in-classroom instruction with third-party online learning platforms the new era of “Unlimited Learning.”

Importantly, we believe Nerdy, with the strategic investments we are making to adapt our platform for new audiences, will be well-positioned to be the unlimited learning solution of choice. Our unique and scalable platform leverages millions of data points to deliver live, personalized learning, offering administrators and school officials a critical solution as they lead the next generation of Learners. Realizing Record Revenues As we closed out 2021 we executed on our strategy, delivering all-time record high fourth quarter and full year revenues of $42.0 million and $140.7 million, respectively. Full year revenues grew 35% year-over- year, above the TPG Pace forecast shared in early 2021. We expect to see this robust growth continue into 2022. Today, we are providing our 2022 guidance, forecasting revenues in the range of $196-200 million for the year—a more than 40% increase at the midpoint off of our already strong 2021 base. In Closing Our mission is to transform how people learn. In 2021, we delivered high quality, personalized live learning for over 126,000 Active Learners—a 46% increase over our Active Learner base in 2020. We drove growth through format expansion, subject expansion, and product innovation. As we look ahead to 2022, our business is focused on three core themes, all of which we believe will help to drive our growth and advance our value proposition and strategic positioning in the market. Company 2022 Priorities 1. Further Penetrate Direct-to-Consumer Market. First, we are focused on enhancing our product offerings and continuing to improve the customer experience as we further penetrate the direct-to- consumer market, including by leaning into expansion into newer audiences including Professional and Learning Differences. 2. Build Institutional Capabilities. Second, we are building our institutional sales and go-to-market capabilities, enhancing our offering to meet the needs of schools and other institutions with a product suite that can easily add solutions over time, delivering value and allowing Nerdy to be a long-term partner as institutions seek recurring and durable relationships. 3. Enhance Technology Platform. Third, we are investing to enhance the extensibility and scalability of our technology platform to better serve new and existing audiences, as well as adding new products and capabilities to better meet the needs of Learners. Our platform-oriented approach to growth allows us to leverage the shared capabilities we have developed—that serve as building blocks that can be modified for different markets and audiences—and allows us to efficiently enter new markets and modify our product offerings to the unique aspects of each group of Learners. Build once, leverage many times. In doing so, we’re able to build solutions that improve quality, decrease cost, improve convenience, and meet the needs of Learners, enabling access to high quality live learning. As always, we appreciate your interest in our Company. CHUCK COHN Founder, Chairman & CEO

2021 Financial Highlights[1]

- **Record Revenue Led by Direct-to-Consumer Audience** – In 2021 Nerdy achieved new all-time bookings and revenue records, delivering $159.9 million in bookings and $140.7 million in revenues for the year, results that were 48% and 35%, respectively, higher than 2020. Nerdy's fourth quarter 2021 bookings and revenue of $47.3 million and $42.0 million were 53% and 27% higher, respectively, similarly achieving all-time quarterly highs. Bookings and revenue growth were driven by strength in our direct-to-consumer offerings across K12, college, and professional, in addition to the launch of our institutional strategy and the announcement of Varsity Tutors for Schools.

- **Strong Consumer Engagement** – Nerdy's key operating metrics continued to demonstrate strong performance, with Active Learners up 46% and Online Sessions up 73% compared to 2020. Active Experts increased 17% during the year while paid sessions per Active Expert increased 19% versus the prior year.

- **Institutional Momentum** – Nerdy's institutional strategy, initially focused on education institutions led by Varsity Tutors for Schools, continued its strong momentum since its launch in August 2021 with the signing of our 100th contract with school districts during February 2022. We continue to see robust interest related to our product as schools are increasingly open to utilizing third-party platforms to augment their traditional in-school instruction.

- **Gross Profit** – Gross profit of $94.0 million increased 36% year-over-year. Gross profit increases were driven by greater adoption of one-on-one online learning, expansion across more subjects and more consumer audiences such as Professional and Learning Differences, and growth in our small group class format.

- **Net Income (Loss) and Adjusted EBITDA** – Net income was $33.1 million in the fourth quarter and net loss was $(30.7) million for the full year 2021 versus a net loss of $(5.0) million and $(24.7) million in the fourth quarter and full year of 2020, respectively. Excluding non-recurring one-time items, mark-to-market derivative adjustments, and non-cash stock compensation expenses, adjusted net loss was $(7.1) million for the fourth quarter of 2021 versus $(2.6) million in the fourth quarter of 2020 and $(32.9) million for the full year versus $(19.9) million in 2020. Nerdy reported a Non-GAAP adjusted EBITDA loss of $(5.5) million in the fourth quarter of 2021 and $(22.4) million for the full year, compared to Non-GAAP adjusted EBITDA of $0.2 million and a Non-GAAP adjusted EBITDA loss of $(8.9) million in the same periods one year ago. For both Non-GAAP adjusted net loss and Non-GAAP adjusted EBITDA loss, revenue and gross profit improvements were offset by investments in marketing, Expert supply, new talent to support growth and innovation, and the build out of Varsity Tutors for Schools. In addition, we expanded and enhanced our finance, accounting, and legal functions in connection with being a newly public company. See pages 20 to 21 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

48%	35%	100
YoY Growth	YoY Growth	School Contracts Signed
$159.9M in Bookings FY21	$140.7M in Revenue FY21	Since Aug 2021 Launch

1. Please see the section titled "Key Performance Metrics and Non-GAAP Financial Measures" on pages 23 to 24 for KPI definitions and information regarding the use of non-GAAP financial measures.

nerdy Q4 Earnings Release 2021 5

2022 Outlook The strong consumer and institutional demand trends that drove our all-time record revenue in 2021 have continued in early 2022, providing us with increased confidence that these trends, including the “GPA War” and “the Great Unbundling of Education” leading to “Unlimited Learning,” can be robust catalysts for our business. Revenue Guidance • For the first quarter of 2022, we expect revenue in a range of $45-48 million, up 34% at the midpoint from $34.6 million in the year-ago quarter • For the full year 2022, we expect revenue of $196-200 million, representing >40% growth at the midpoint vs. our 2021 revenue of $140.7 million Nerdy’s growth forecast reflects normal pre-COVID seasonality in the first half of the year, followed by the anticipation of heightened travel during the summer months, and then a return to normal fourth quarter trends for the direct-to- consumer audience. We also expect revenue from our new growth investments to build throughout the year, including revenues driven by Varsity Tutors for Schools, which are expected to ramp into the 2022-2023 academic school year starting in August, having the most impact on fourth quarter 2022 revenue growth. Adjusted EBITDA Guidance • For the first quarter of 2022, we expect a Non-GAAP adjusted EBITDA loss in a range of $(6)-(8) million • For the full year 2022, we expect a Non-GAAP adjusted EBITDA loss in the range of $(20)-(25) million With the closing of our business combination, we have no debt and $144 million of cash on our balance sheet, which is more than sufficient to fund our business to expected profitability by the end of 2023 and to pursue targeted M&A, which is not planned in our forecast but could be opportunistic in the future. Given the strength of our balance sheet, our 2022 Adjusted EBITDA guidance for both the first quarter and full year reflect accelerated investments to support growth in the direct-to-consumer and institutional categories in order to capitalize on the significant demand trends we are seeing across the board, as well as the increasing LTVs we continue to experience. We view these initiatives as having strong ROIs—with each dollar of investment leveraged across multiple audiences, driving efficiency, revenue growth, and scale for years to come.

Strong Demand Trends Fuel Direct-to-Consumer Growth Our business is seeing positive momentum from various direct-to-consumer tailwinds that we view as long-term behavior shifts, including: Learners, parents, and school administrators are increasingly adopting online platforms as higher quality, more convenient, and less expensive supplemental learning solutions. This rapid adoption has led to online platforms being viewed as “normal,” further accelerating their appeal. And Nerdy’s platform-based approach to growth allows us to personalize experiences to each audience segment and Learner, making our solutions even more attractive to our customers, and efficiently target and serve new audiences. We believe we are at the beginning of a “GPA War,” a long-term trend toward heightened and unprecedented levels of competition among students for great grades. Nearly 80% of undergraduate universities have taken a ‘test optional’ approach to admissions, no longer requiring ACT or SAT exams. That leaves GPA as the most heavily weighted component of a college application. 62% of parents with high school-aged children believe GPA is more important than it has ever been for college- bound students. This lower bar to applying increased the number of applicants to competitive universities and decreased acceptance rates. The Ivy League acceptance rate for regular decision, as an example, hit an all-time low at 4.1%. Over the past 3 years, the acceptance rate in Ivy League universities dropped more than 20%. Students that might historically have distinguished themselves with a standardized test score now must increasingly do so through GPA, and students at more competitive high schools are relatively disadvantaged, driving more demand for supplemental support like academic tutoring to help maximize grades. A January 2022 survey found that 62% of parents with high school-aged children believe GPA is more important than it has ever been for college bound students. Many students historically would ‘cram’ for short periods of time measured in weeks with the objective of achieving a great score on the ACT or SAT. With GPA, in contrast, a student must maximize the totality of their grades over 4 years across all classes to ensure their highest average possible score. This shift in parent and student sentiment has translated to increased demand for our services, with bookings for our high school Academic audience excluding institutional purchases increasing by 43% in the fourth quarter and 41% in 2021 compared to the same periods in the prior year. 64% of parents say they’re more involved in their child’s education than they were prior to the pandemic. We are seeing heightened personal accountability for learning outcomes across all customer segments in recent years. Parents are increasingly augmenting traditional education with supplemental learning, recognizing, for example, the meaningful benefits tutoring can provide. In a recent survey, 64% of parents say they are more involved in their child’s education than they were prior to the pandemic. In addition, professionals are increasingly taking personal responsibility to augment their learning in the form of advanced certificates and coursework. Bookings in our professional audience grew 77% in the fourth quarter and 91% in 2021 compared to the same periods in the prior year, representing one of our fastest growing audience classes among our direct-to-consumer offerings. Bookings in our professional audience grew 77% in the fourth quarter.

Product and Format Expansion and Platform Enhancements Drive Further Penetration of Existing Audiences and Enable Growth Into New Audiences

Our platform hosted 524,000 online sessions in the fourth quarter, serving 56,000 Active Learners, representing growth of 28% and 29% over the fourth quarter of 2020, respectively. In the full year we hosted more than 1.9 million online sessions serving over 126,000 Active Learners. This represents year-over-year annual growth of 46% in Active Learners and 73% in Online Sessions. We saw increased engagement from the ~17,000 Active Experts as well, with paid sessions per Active Expert in 2021 increasing 19% versus the prior year.



Active Learners[1]
(in thousands)
+46%
FY2021 YoY
63K
87K
127K
FY 2019
FY 2020
FY 2021



Online Sessions[1]
(in thousands)
+73%
FY2021 YoY
549K
1,113K
1,921K
FY 2019
FY 2020
FY 2021



Sessions Taught per Active Expert[1]
(in thousands)
+19%
FY2021 YoY
54
67
80
FY 2019
FY 2020
FY 2021

LTV Momentum[2]

Our direct-to-consumer growth has been supported by our platform enhancements as well as expansion into new classes and formats. We have continued to improve our matching capabilities and are better leveraging all of the data at our disposal to find the right Expert for a given Learner's unique needs. With the introduction of new learning formats and solutions, better product recommendations, and expanded adaptive diagnostic assessments, we have created a comprehensive learning destination that is yielding improvements across new customer acquisition, retention, and engagement. The LTV charts show that our recent cohorts' lifetime value ("LTV") continues to expand higher than previous periods, demonstrating both LTV momentum and durability. Note, the third quarter is the last mature cohort of data given 90 days of maturation from time of sale.



Q1
+24.4%[3]
Q2
+5.8%[3]
Q3
+31.4%[3]
Q4
2021
2020
2019

1. Please see the section titled "Key Performance Metrics and Non-GAAP Financial Measures" on pages 23 to 24 for KPI definitions.
2. X-axis represents elapsed quarters and Y-axis represents net LTV. Total Bookings Lifetime Value ("LTV") defined as new one-on-one customer cohort actual spend for historical months, multiplied by average gross margin rate. Bookings is a non-GAAP measure representing client purchases inclusive of payments due within 30 days minus refunds recorded during the period, a close proxy for cash receipts from customers.
3. Percentage change represents the most mature quarter LTV vs. 2019.

nerdy Q4 Earnings Release 2021 8

The Great Unbundling of Education Leads to A New Era of Unlimited Learning As we enter 2022, the education system in the United States is under tremendous stress, creating an environment with immense opportunity for transformation. While COVID accelerated and amplified some of the acute challenges that existed before the pandemic, adding incremental headwinds in the process, it also created an environment where new solutions to these challenges are welcome and are actively being pursued. And with recent advancements in technology, like the learning solutions Nerdy offers, transforming the way people learn has never been more possible. We believe we are on the brink of what we call “the Great Unbundling of Education,” as school administrators and educators are beginning to rethink how they can deliver the best outcomes for students, looking for new solutions beyond the traditional approach, which historically solved learning demands only with internal and in-person resources. Educators and students now have the opportunity to embrace not only the wealth of digital content options available, but also the increasingly flexible and personalized learning experiences that drive student outcomes. Schools are experimenting with delivering education during non-traditional hours, such as after school, on the weekends, and during the summer. Schools and universities across the country are also beginning to redesign their physical spaces to foster more interaction and small group work using technology as an enabler. Education leaders are more open than ever before to using online solutions, and are recognizing the value third-party platforms can bring to complement existing classroom instruction, including in scaling evidence-based high dosage tutoring. We call this the era of “Unlimited Learning” and view this as the beginning of a durable, long-term category trend—a trend that is being recognized by educators, administrators, and policy makers alike. Evidence-based live tutoring is one of the most effective interventions to address learning loss, with research showing that live human tutoring can result in classroom test scores 35% higher than asynchronous learning platforms. In his speech Vision for Education in America delivered on Jan. 27, 2022, Education Secretary Miguel Cardona highlighted that “strategies like targeted, intensive tutoring” can help to meet the needs of students and the demands of the economy. He further challenged all district leaders “to set a goal of giving every child that fell behind during the pandemic at least 30 minutes per day, three days a week, with a well-trained tutor” to provide that child with consistent, intensive support, recognizing that we cannot expect classroom teachers to do it all themselves. “KIPP Indy Public Schools has partnered with Varsity Tutors for tutoring and intervention services in multiple subject areas, including math, literature, and composition. Students who participated in high-dosage tutoring for at least one semester grew to proficiency at a rate of 80%, compared to 45% for students without assistance from Varsity Tutors. Our tutoring program is thriving because of the help from Varsity Tutors’ dedicated Customer Success staff and tutors, and their Live Learning platform. We chose Varsity Tutors as our provider because they meet a wide range of tutoring needs without compromising individual students’ needs. I would highly recommend Varsity Tutors to any district considering purchasing virtual tutoring services. CASEY MCLEOD | Head of Schools Q4 Earnings Release 2021 KIPP:INDY PUBLIC SHOOLS

Learning Platform as a Service We believe Nerdy’s Learning Platform as a Service can be the unlimited learning solution of choice for school districts, administrators, and educators as they seek to improve student outcomes. Our Learning Platform as a Service offers a customizable set of solutions allowing learning to be “always on” and available for Learners. By offering a comprehensive suite of learning solutions, institutions can add services and product offerings over time as needs evolve, allowing Nerdy to be a long-term partner to institutions as they seek recurring and durable relationships. Our Learning Platform as a Service leverages the technology infrastructure and product capabilities originally developed for our consumer business, providing a single comprehensive software platform that allows institutions to roster entire populations and deploy solutions for different segments of students. Today this solution includes live instruction (1:1 up to 1:5 live tutoring) and adaptive diagnostic assessment and measurement of progress (mapped to state standards) and in the future may include enrichment programming, chat-based academic support, solutions for students with Learning Differences, SaaS products, and other educational solutions and products. Importantly, by using adaptive diagnostic assessments to determine the subject proficiency of each Learner, our platform based approach enables students of similar subject level mastery to receive personalized instruction in a small group setting. The offerings are highly customizable and can be deployed across large populations in a scalable manner to meet the needs of specific populations. We believe the capabilities we are building represent only the beginning of our institutional go-to-market strategy, as our Learning Platform as a Service can be leveraged to serve new audiences beyond schools, such as universities, businesses, and other organizations. We are continuing to invest in improving our platform capabilities and technology architecture, as well as in developing new solutions, with the aim of building once and leveraging these investments across multiple new markets and audiences over time. High-Dosage 1:1 and 1:5 Tutoring Learning Platform as a Service Special Ed Support Asynchronous Essay Editing Instant Tutoring 24/7 Live Chat Tutoring - Free platform access - Low-friction Learner rostering - Assessments, diagnostics, and practice problems - Student personalized learning plans - Student outcomes & progress analytics - Administrative tools - 3rd party integrations (SIS, LMS, etc) - Easily enroll and enable access for additional services - Accounting and payments Test Preparation Language Learning Celebrity StarCourses & Field Trips Asynchronous Q&A Enrichment Programs After School Programs & Extracurriculars

Financial Discussion We are pleased to report our fourth quarter and full year 2021 financial results. Our business continued to grow rapidly throughout the year as we executed on our product innovation and growth strategies, which led to record revenues in our direct-to-consumer business and the launch of our institutional strategy with the announcement of Varsity Tutors for Schools. With the investments we have made in sales, marketing, expert supply, product development, and talent, we are well-positioned to capitalize on the sizable opportunity heading into 2022. Revenue Nerdy continues to demonstrate meaningful growth due to new product innovation and strong adoption of our multiformat approach to delivering personalized, live online learning. Revenue for the three months ended Dec. 31, 2021 was $42.0 million, an increase of 27% from $33.0 million during the same period in 2020. Revenue for the year ended Dec. 31, 2021 of $140.7 million increased 35% from $104.0 million in 2020. Revenues from our institutional strategy were immaterial to both our fourth quarter and full year 2021 results. We continue to innovate and bring new products to market that further extend our ability to reach new audiences and deepen relationships with Learners while increasing engagement among our Experts, driving top line revenue growth. In addition, in August 2021 we launched our institutional business with the announcement of Varsity Tutors for Schools, which leverages and builds on our existing platform capabilities to offer the Company’s online learning solutions directly to education institutions. We believe that over time this business can be as big as our direct-to-consumer efforts, rapidly scaling off of our existing platform investments and software-driven solutions. Gross Profit and Gross Margin Gross profit of $28.7 million for the three months ended Dec. 31, 2021 increased by $6.1 million and 27% compared to the same period in 2020. Gross profit for the year ended Dec. 31, 2021 of $94.0 million increased by $24.9 million, or 36%, compared to 2020. Gross profit increases for both the fourth quarter and full year were driven by the adoption of one-on-one online learning, expansion across more subjects and more consumer audiences such as Professional and Learning Differences, and growth in our small group class format. Fourth quarter gross margin of 68.2% and full year gross margin of 66.8% were flat to gross margin in the comparable periods in 2020 of 68.4% and 66.5%, respectively. Sales and Marketing Sales and marketing expenses for the three months ended Dec. 31, 2021 on a GAAP basis were $17.9 million, an increase of $5.0 million from $12.9 million in the same period in 2020. Excluding non-cash stock compensation, sales and marketing expenses for the three months ended Dec. 31, 2021 were $17.2 million, or 41% of revenue, compared to $12.9 million, or 39% of revenue in the same period in 2020. Sales and marketing expenses for the year ended Dec. 31, 2021 on a GAAP basis were $65.4 million, an increase of $21.6 million from $43.8 million in 2020. Excluding non-cash stock compensation, sales and marketing expenses for the year ended Dec. 31, 2021 were $62.1 million, or 44% of revenue, compared to $43.8 million, or 42% of revenue in 2020.

(“Sales and Marketing” continued) In both the fourth quarter and full year, we continued to make investments in marketing, targeting new audiences and advertising new products, including StarCourses, our free, celebrity-led, live, large group classes to drive customer acquisition, brand awareness, and reach. We also made investments in establishing and growing our sales organization to support Varsity Tutors for Schools, our institutional offering. These investments were partially offset by operating leverage we realized from automation and AI to streamline our consultative sales organization. Marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on bookings, consumption patterns that drive revenue levels, seasonality, and the timing of our investments in marketing activities. General and Administrative General and administrative expenses for the three months ended Dec. 31, 2021 on a GAAP basis were $34.3 million, an increase of $21.5 million from $12.8 million in the same period in 2020. Excluding non-recurring one-time items and non-cash stock compensation expenses, general and administrative expenses for the three months ended Dec. 31, 2021 were $19.1 million, or 45% of revenue, compared to $11.0 million, or 33% of revenue in 2020. General and administrative expenses for the year ended Dec. 31, 2021 on a GAAP basis were $122.0 million, an increase of $78.8 million from $43.2 million in the same period in 2020. Excluding non-recurring one-time items and non-cash stock compensation expenses, general and administrative expenses for the year ended Dec. 31, 2021 were $61.3 million, or 44% of revenue, compared to $40.2 million, or 39% of revenue in 2020. In both the fourth quarter and full year 2021, we saw higher expenses as we accelerated investments in new product development. Consistent with our forecast, we moved quickly to bring in new talent across engineering, product, marketing, and sales to drive new product innovation and growth. We are pleased with the progress filling key roles and have found that employees are attracted to our remote-first, mission-driven culture and orientation toward innovation. These investments allowed us to launch our institutional strategy with the creation of Varsity Tutors for Schools, build and scale the institutional team, grow our Expert supply, and launch a new suite of product capabilities in support of the initiative. Additionally, we expanded and enhanced our finance, accounting, and legal functions in connection with being a newly public company. Transaction-related costs of $0.5 million and $10.1 million primarily related to our business combination with TPG Pace were recorded in the fourth quarter and year ended Dec. 31, 2021, respectively. We do not anticipate any additional material costs related to the business combination with TPG Pace. Net Income (Loss), Non-GAAP Adjusted EBITDA (Loss), and Non-GAAP Adjusted Net (Loss) Net income on a GAAP basis was $33.1 million for the three months ended Dec. 31, 2021, an increase of $38.1 million from a net loss of $(5.0) million in the same period in 2020. For the three months ended Dec. 31, 2021, the increase in GAAP earnings was largely driven by mark-to-market derivative adjustments, partially offset by higher non-cash stock compensation expenses, the non-cash write-off of Veritas Prep’s trade name, and transaction costs. Excluding these items, Non-GAAP adjusted net loss was $(7.1) million for the three months ended Dec. 31, 2021, an increase of $4.5 million from an adjusted net loss of $(2.6) million in the same period one year ago. For the full year ended Dec. 31, 2021, net loss on a GAAP basis was $(30.7) million, a decrease of $6.0 million from a net loss of $(24.7) million in 2020. Excluding non-recurring one-time items, debt extinguishment and repayment, mark- to-market derivative adjustments, non-cash stock compensation expenses, the non-cash write-off of Veritas Prep’s trade name, and transaction costs, Non-GAAP adjusted net loss for the year ended Dec. 31, 2021 was $(32.9) million, an increase of $13.0 million from an adjusted net loss of $(19.9) million in 2020.

(“Net Income (Loss), Non-GAAP Adjusted EBITDA (Loss), and Non-GAAP Adjusted Net (Loss)” continued) Non-GAAP adjusted EBITDA loss was $(5.5) million in the fourth quarter of 2021 and $(22.4) million for the full year, compared to Non-GAAP adjusted EBITDA of $0.2 million in the fourth quarter of 2020 and a Non-GAAP adjusted EBITDA loss of $(8.9) million for the full year 2020. As described above, the higher Non-GAAP adjusted EBITDA losses in 2021 were driven by strategic investments to build out our institutional offering led by the introduction of Varsity Tutors for Schools, to quickly bring in new talent across engineering, product, marketing, and sales to drive new product innovation and growth and capitalize on the attractive macro tailwinds impacting our business, and to grow the organization to cover one-time cost increases associated with being a publicly listed company. See pages 20 to 21 for reconciliations of Non-GAAP measures to the most directly comparable GAAP financial measure. Liquidity and Capital Resources As of December 31, 2021, the Company’s principal sources of liquidity were cash and cash equivalents of $144.0 million, providing ample liquidity to operate against our plan and achieve expected profitability by the end of 2023, and to pursue targeted M&A, which is not planned in our forecast but could be opportunistic in the future. Our strong liquidity puts us in a position of strength to opportunistically invest as the market for supplemental learning expands in size, and quickly shifts from offline to online. Upon completion of the business combination with TPG Pace, Nerdy extinguished the Company’s Loan and Security Agreement in full, resulting in the Company being debt free as of December 31, 2021.

About Nerdy We believe that improving yourself is a brave and noble goal and that asking for help is a sign of strength—the first step on your journey towards becoming the very best version of yourself. We believe that innovative technology can make all the difference. At Nerdy, we are aiming to seamlessly connect Experts and Learners in any subject, anywhere, any time—and to make learning more personalized and accessible. For all of the advances in technology over the first 20 years of the 21st century, learning and education have continued to lag other consumer driven industries. Learning has remained rooted in predominantly brick-and-mortar offline solutions oriented around teaching to the average and not the individual. Every day, millions of students and professional Learners in our country struggle to get the help they need to master the subjects they are attempting to learn. Whether it is seeking help understanding algebra, chemistry, learning to code, studying for a nursing exam or attempting to comprehend thousands of other topics, Learners are increasingly looking for help to supplement their in-classroom education or on-the-job training. We created Nerdy to help these Learners get the help they need from the Experts who are most qualified to provide the assistance. And our platform-based approach can be readily adapted to meet the needs of new customer audiences like schools and other institutions over time. Advances in technology over the last 20 years created a foundation for innovation. That foundation, coupled with significant advances in machine learning and artificial intelligence, have now made it possible for Nerdy to deliver an exceptional, personalized learning experience online at scale and to do so with higher quality, more convenience, and lower costs. Our platform allows people to learn how they want, when they want, where they want, and what they want. We’ve scaled a learning experience for both Learners and Experts that is effective, engaging, and convenient. We believe that each Learner deserves an experience that is as unique as they are. To deliver on this, we offer a wide range of subjects on our platform—we’re at 3,000 and counting—and we deliver personalized learning across multiple learning formats including one-on-one instruction, small group classes, large format group classes, and adaptive self- study. One-on-One Instruction     Small Group Classes Adaptive Self-Study Large Group Classes

Finding the exact right Expert to meet the specific and unique needs of a Learner is a critical driver of having a successful learning experience and has a profound impact on Learner satisfaction. Our technology platform identifies and curates the top Experts in every subject, then matches Learners to the most qualified Experts to help them learn. We use machine learning to select the ideal Expert for a given Learner’s needs, taking into account more than 100 variables, including Learner and Expert attributes, adaptive diagnostic assessments, and data from past learning experiences. We believe quality matching is a key differentiator for Nerdy, something legacy offline models and online directories struggle to do well. The result is an exceptional experience for Learners. The companies that win ultimately provide more value to consumers. Higher quality. Lower cost. More convenience. Session Convenience We believe that inefficiencies in traditional in-person learning models have created a significant opportunity for online learning. Online learning enables opportunities and capabilities that are simply not possible in the offline world. In an online world, there are no geographic constraints to limit the ability to find the right Expert for a Learner’s specific needs, allowing Learners to find the perfect person to help, in seconds instead of days or weeks—and offering schools and institutions support at the scale they need. In an online world, it now becomes possible to digitally enhance the actual delivery of live learning through technology in a way simply not possible in the offline world. Learners can also receive the help they need from any location, improving access for all. We believe that we are fundamentally transforming how knowledge is exchanged across the entirety of the learning lifecycle.

Conference Call Details Nerdy’s management will host a conference call to discuss its financial results on Monday, Feb. 28, 2022 at 5:00 p.m. Eastern Time. Interested parties may listen to the call by dialing 1-844-200-6205 or, for international callers, 1-929- 526-1599. The Conference ID is 950584. A live webcast of the call will also be available on Nerdy’s investor relations website at www.nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until March 7, 2022 by dialing 1-866-813-9403 or 44-204-525-0658 and entering passcode 209757. Contacts Nerdy press@nerdy.com ICR for Nerdy investors@nerdy.com

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$42,015	$33,007	$140,664	$103,968
Cost of revenue	13,356	10,440	46,700	34,834

Gross Profit	28,659	22,567	93,964	69,134
Sales and marketing expenses	17,921	12,927	65,441	43,838
General and administrative expenses	34,294	12,766	121,968	43,231
Write-off of other intangible assets	3,009	—	3,009	—

Operating Loss	(26,565)	(3,126)	(96,454)	(17,935)
Unrealized gain on derivatives	(59,699)	—	(71,041)	—
Interest expense	—	1,267	3,791	4,904
Other expense, net	27	646	8,552	1,824
Gain on extinguishment of debt, net	—	—	(7,117)	—

Earnings (Loss) before Income Taxes	33,107	(5,039)	(30,639)	(24,663)
Income tax expense	5	—	40	—

Net Earning (Loss)	33,102	(5,039)	(30,679)	(24,663)
Net loss attributable to legacy Nerdy holders prior to the reverse recapitalization	—	(5,039)	(23,546)	(24,663)
Net earnings (loss) attributable to noncontrolling interests	15,606	—	(3,354)	—

Net Earnings (Loss) Attributable to Class A Common Stockholders	$17,496	$—	$(3,779)	$—

Earnings (Loss) per share of Class A Common Stock:
Basic	$0.22	$—	$(0.05)	$—
Diluted	0.22	—	(0.05)	—

Weighted-Average Shares of Class A Common Stock Outstanding:
Basic	79,236	—	79,236	—
Diluted	153,534	—	79,236	—

REVENUE (Unaudited) (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Online	$42,015	$33,007	$140,664	$97,440
In-person	—	—	—	6,528

Revenue	$42,015	$33,007	$140,664	$103,968

Q4 Earnings Release 2021	17

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except par value)

	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$143,964	$29,265
Accounts receivable, net	5,321	475
Other current assets	6,165	1,821

Total Current Assets	155,450	31,561
Fixed assets, net	10,718	10,297
Goodwill	5,717	5,717
Intangible assets, net	4,428	8,534
Other assets	832	1,165

Total Assets	$177,145	$57,274

LIABILITIES, REDEEMABLE PREFERRED UNITS AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$3,590	$4,446
Deferred revenue	30,005	17,270
Due to legacy Nerdy holders	841	—
Current portion of long-term debt	—	6,535
Other current liabilities	7,473	6,090

Total Current Liabilities	41,909	34,341
Other liabilities	39,431	1,554
Long-term debt	—	41,044

Total Liabilities	81,340	76,939
Redeemable Preferred Units
Class B Redeemable Preferred Units, no par value - 25,920 units authorized, issued and outstanding as of December 31, 2020	—	259,638
Class C Redeemable Preferred Units, no par value - 11,895 units authorized, issued and outstanding as of December 31, 2020	—	119,158

Total redeemable preferred units	—	378,796
Stockholders’ Equity (Deficit)
Class A Preferred Units, no par value - 5,060 units authorized, issued and outstanding as of December 31, 2020	—	3,309
Class A-1 Preferred Units, no par value - 5,007 units authorized, issued and outstanding as of December 31, 2020	—	3,398
Common units, $0.000001 par value - 54,761 units authorized, issued and outstanding as of December 31, 2020	—	86
Class A common stock, par value $0.0001 per share, 1,000,000 shares authorized, 83,913 shares issued and outstanding as of December 31, 2021	8	—
Class B common stock, par value $0.0001 per share, 150,000 shares authorized, 73,987 shares issued and outstanding as of December 31, 2021	7	—
Additional paid-in capital	490,220	6,833
Accumulated deficit	(439,708)	(412,383)
Accumulated other comprehensive income	136	296

Total Stockholders’ Equity (Deficit) Excluding Noncontrolling Interests	50,663	(398,461)
Noncontrolling interests	45,142	—

Total Stockholders’ Equity (Deficit)	95,805	(398,461)

Total Liabilities, Redeemable Preferred Units and Stockholders’ Equity (Deficit)	$177,145	$57,274

Q4 Earnings Release 2021	18

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	Year ended December 31,
	2021	2020
Cash Flows From Operating Activities
Net Loss	$(30,679)	$(24,663)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation & amortization	5,320	4,997
Amortization of intangibles	1,069	1,046
Unrealized gain on derivatives	(71,041)	—
Gain on extinguishment of debt, net	(7,117)	—
Stock-based compensation	54,417	1,730
Write-off of other intangible assets	3,009	—
Amortization of deferred debt charges	493	657
Loss on asset dispositions	24	458
Reverse recapitalization costs allocated to warrants and earnouts	1,604	—
Changes in operating assets and liabilities, net of reverse recapitalization
Accounts receivable	(4,846)	283
Other current assets	(2,902)	343
Other assets	16	149
Accounts payable	(856)	2,179
Other current liabilities	1,111	2,066
Other liabilities	(1,248)	1,554
Deferred revenue	12,735	2,547

Net Cash Used In Operating Activities	(38,891)	(6,654)

Cash Flows From Investing Activities
Capital expenditures	(5,163)	(2,874)

Net Cash Used In Investing Activities	(5,163)	(2,874)

Cash Flows From Financing Activities
Proceeds from reverse recapitalization, net	557,574	—
Payments to legacy investors	(336,079)	—
Payments of reverse recapitalization costs	(21,638)	—
Proceeds from loan and security agreement	11,000	4,000
Proceeds from promissory note	—	8,293
Repayment of loan and security agreement	(50,000)	—
Payment of debt extinguishment costs	(1,607)	—

Net Cash Provided By Financing Activities	159,250	12,293

Effect of Exchange Rate Change on Cash, cash equivalents, and restricted cash	1	21
Net increase in Cash, Cash Equivalents, and Restricted cash	115,197	2,786

Cash, cash equivalents, and restricted cash at beginning of period	30,682	27,896

Cash, Cash Equivalents, and Restricted cash at end of period	$145,879	$30,682

Supplemental Cash Flow Information
Purchase of fixed assets included in accounts payable	$44	$28
Cash paid for interest	4,069	4,148

Q4 Earnings Release 2021	19

RECONCILIATION OF GAAP TO NON-GAAP SALES AND

MARKETING EXPENSE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Sales and marketing expenses	$17,921	$12,927	$65,441	$43,838
Less:
Stock-based compensation	730	—	3,378	—

Non-GAAP sales and marketing expenses	$17,191	$12,927	$62,063	$43,838

RECONCILIATION OF GAAP TO NON-GAAP GENERAL AND

ADMINISTRATIVE EXPENSE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
General and administrative expenses	$34,294	$12,766	$121,968	$43,231
Less:
Stock-based compensation	15,172	495	51,039	1,730
Transaction related costs	—	1,288	9,602	1,288

Non-GAAP general and administrative expenses	$19,122	$10,983	$61,327	$40,213

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED

EBITDA (LOSS) (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Earnings (Loss)	$33,102	$(5,039)	$(30,679)	$(24,663)
Add:
Interest (income) expense, net	(5)	1,257	3,772	4,827
Income and franchise taxes	40	54	239	138
Depreciation and amortization	1,629	1,532	6,390	6,043
Stock-based compensation	15,902	495	54,417	1,730
Loss on sublease	—	639	—	1,772
Unrealized gain on derivatives	(59,699)	—	(71,041)	—
Loss on repayment of promissory note	—	—	8,395	—
Gain on extinguishment of debt, net	—	—	(7,117)	—
Transaction related costs	534	1,288	10,137	1,288
Write-off of Veritas assets	3,038	—	3,038	—

Adjusted EBITDA (LOSS)	$(5,459)	$226	$(22,449)	$(8,865)

Q4 Earnings Release 2021	20

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS

AND NET LOSS PER SHARE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Earnings (Loss)	$33,102	$(5,039)	$(30,679)	$(24,663)
Add:
Stock-based compensation	15,902	495	54,417	1,730
Loss on sublease	—	639	—	1,772
Unrealized gain on derivatives	(59,699)	—	(71,041)	—
Loss on repayment of promissory note	—	—	8,395	—
Gain on extinguishment of debt, net	—	—	(7,117)	—
Transaction related costs	534	1,288	10,137	1,288
Write-off of Veritas assets	3,038	—	3,038	—

Adjusted Net Loss	$(7,123)	$(2,617)	$(32,850)	$(19,873)

Q4 Earnings Release 2021	21

KEY FINANCIAL AND OPERATING METRICS

	Three Months Ended December 31,		Year Ended December 31,
Active Learners in ones	2021	2020	2021	2020
Active Learners	56,327	43,697	126,519	86,614

	Three Months Ended December 31,		Year Ended December 31,
dollars in ones	2021	2020	2021	2020
Revenue per Active Learner	$746	$755	$1,112	$1,125

	Three Months Ended December 31,		Year Ended December 31,
sessions in thousands	2021	2020	2021	2020
Online Sessions	524	411	1,921	1,113

	Three Months Ended December 31,		Year Ended December 31,
sessions in ones	2021	2020	2021	2020
Sessions Taught per Active Expert	37	40	80	67

	Three Months Ended December 31,		Year Ended December 31,
in hours	2021	2020	2021	2020
One-on-One Average Session Length	1.34	1.40	1.32	1.39

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

December 31, 2021
Class A Common Shares	79,271
Combined Interests that can be converted into shares of Class A Common Stock	70,629

Total share count	149,900
Earnouts	7,964

Total outstanding share count, end of period	157,864

Q4 Earnings Release 2021	22

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net loss.

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses. Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses and transaction related expenses.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-recurring one-time items, gain or loss on debt extinguishment, gain or loss on mark-to-market derivative financial instruments, transaction costs, and non-cash stock- based compensation expenses.

Non-GAAP adjusted net income or loss is defined as net income or net loss, as applicable, excluding non-recurring one-time items, gain or loss on debt extinguishment, gain or loss on mark-to-market derivative financial instruments, transaction costs, and non-cash stock-based compensation expenses.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period which they are incurred and include salaries, benefits, and stock-based compensation expense for certain employees as well as support services, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the table above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Active Learners is defined as the unique number of Learners attending a paid online one-on-one instruction, a paid online class, or a paid group tutoring session in a given period (excluding Legacy Businesses and our subscription service, VT+). An increase or decrease in the number of Active Learners is a key indicator of our ability to attract and engage Learners.

Revenue per Active Learner is defined as GAAP revenue divided by the number of Active Learners in a given year or period.

Online Sessions are defined as the total number of online one-on-one sessions, the number of paid online group classes attendees, and the number of paid group tutoring session attendees in a given period (excluding Legacy Businesses and our subscription service, VT+).

Sessions Taught per Active Expert is calculated as the number of one-on-one sessions, the number of paid online group classes, and the number of paid group tutoring sessions per active Expert in a given period (excluding Legacy Businesses and our subscription service, VT+).

Q4 Earnings Release 2021	23

One-on-one average session length is defined as a session (e.g., an instructional meeting) between a Learner and a single Expert in an online, one-on-one setting. Amounts exclude Legacy Businesses and VT+.

Bookings represent client purchases inclusive of payments due within 30 days minus refunds recorded during the period, a close proxy for cash receipts from customers; and contracted amounts in the next 12 months for Varsity Tutors for Schools.

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by, or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP sales and marketing expenses, Non-GAAP general and administrative expenses, Non-GAAP adjusted EBITDA (loss), and Non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net loss, revenue, cash flows or other performance measure derived in accordance with GAAP. These metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of Non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an inference that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of Non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from Non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or share based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these Non- GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives of management and management’s projections are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward- looking statements contain such identifying words.

These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. The Company cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company.

Q4 Earnings Release 2021	24

These risks include, but are not limited to, (1) the market opportunity of Nerdy, including our new institutional strategy; (2) any inability to recognize the anticipated benefits of the recently completed business combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and retain its key employees; (3) any inability of Nerdy to adequately protect its intellectual property; (4) any security breaches, loss of data or other disruptions; (5) any loss of key employees, including Nerdy’s Founder, Chairman and Chief Executive Officer; (6) the ability to obtain and/or maintain the listing of the Class A Common Stock and the Company warrants on the NYSE, and the potential liquidity and trading of such securities; (7) the market’s reaction to the recently completed business combination; (8) the limited market for Nerdy’s securities; (9) any inability to effectively and strategically use the cash received in connection with the recently completed business combination and to being a public company; (10) costs related to the recently completed business combination; (11) changes in applicable laws or regulations; (12) the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of Nerdy; (13) the possibility that Nerdy may be adversely affected by other economic, business and/or competitive factors; (14) our inability to raise additional financing; and (15) other risks and uncertainties indicated from time to time in documents filed or to be filed with the SEC by Nerdy. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward looking statements. Additional information concerning these and other factors that may impact Nerdy’s expectations and projections can be found in Nerdy’s Annual Report on Form 10-K for the year ended Dec. 31, 2021, which was filed with the SEC on Feb. 28, 2022. In addition, Nerdy’s periodic reports and other SEC filings will be available publicly on the SEC’s website at www.sec.gov.

This earnings release includes estimates, forecasts, and projections provided by the management of Nerdy regarding future performance. Such forward-looking statements, estimates, forecasts, and projections (i) reflect various assumptions concerning future industry performance, general business, economic and regulatory conditions, market conditions for Nerdy’s services, and other matters, which assumptions may or may not prove to be correct; (ii) are inherently subject to significant contingencies and uncertainties, many of which are outside the control of Nerdy; and (iii) should not be regarded as a representation by Nerdy that such estimates, forecasts, or projections will be achieved. Actual results can be expected to vary and those variations may be material. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Nerdy or that actual results will not differ materially from those presented in the prospective financial information.

Nerdy makes no express or implied representation or warranty as to the accuracy or completeness of the information contained herein (including but not limited to projections of future performance). Nerdy expressly disclaims any and all liability for representations, express or implied, contained herein or for omissions from or errors in this earnings release or any other written or oral communication transmitted to you. All summaries and discussions of documentation and/ or financial information contained herein are qualified in their entirety by reference to the actual documents and/or financial statements.

In furnishing this earnings release, Nerdy undertakes no obligation to provide you with access to any additional information. This earnings release shall not be deemed an indication of the state of affairs of Nerdy nor shall it constitute an indication that there has been no change in the business or affairs of Nerdy since the date hereof.

Q4 Earnings Release 2021	25